Exhibit 99.1 - News Release – First fiscal quarter ended December 24, 2017.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports first quarter results

DAVENPORT, Iowa (February 1, 2018) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported earnings(1) of $35.3 million for its first fiscal quarter ended December 24, 2017, or 63 cents per diluted common share. For the same quarter a year ago, earnings totaled $12.4 million, or 22 cents per diluted common share. Excluding the impact of the new tax legislation and the adjustment related to the change in fair value of the stock warrants, adjusted earnings per diluted common share(2) totaled 19 cents in the current year quarter compared to 16 cents in the prior year quarter.

"Digital advertising revenue increased 2.8% and represented 27.9% of total advertising revenue for the quarter," Mowbray said. "All digital revenue, which includes digital advertising, revenue from TownNews.com and other digital services revenue, totaled $27.3 million, an increase of 3.2%.

“While advertising results in the past quarter started off softer than anticipated, we saw directional improvement in several key revenue categories with results strengthening as we moved through the quarter. This was especially true in December, and we anticipate improved revenue performance for the remainder of the fiscal year,” Mowbray added. “Total revenue in the quarter was down 6.6% and down 8.9% on same-property basis. Subscription revenue declined 1.3% in the quarter.”

Mowbray also noted the following financial highlights for the quarter:

•	Digital retail advertising, which represented 62% of total digital advertising in the December quarter, grew 5.7% in the quarter, driven by advertising from local retailers and programmatic.

•
Revenue at TownNews.com, excluding intercompany revenue, increased 12.7% in the quarter and totaled $3.4 million. On a standalone basis, revenue at TownNews.com totaled $16.7 million for the last twelve months.

•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 72.5 million, an increase of 6.1% over the prior year quarter.

•	Total advertising and marketing services revenue decreased 9.0% in the quarter.

"Cash costs(2) in the quarter, excluding workforce adjustments and other, were down 6.6% compared to the prior year," said Treasurer and Chief Financial Officer Ron Mayo. "On a same property basis, cash costs excluding workforce adjustments and other were down 8.9%. We expect the carryover impact from our business transformation in FY2017 and the first quarter of 2018 to positively impact cash costs the remainder of 2018.

"We expect cash costs excluding workforce adjustments and other to be down 6.0-6.5% in fiscal year 2018, on a same property basis. Our revenue and cost performance for the quarter resulted in maintaining our industry-leading margins, and we expect this to continue throughout fiscal year 2018.

"The company continues to aggressively reduce debt," Mayo added. "Debt reduction in the December quarter was $16.4 million and totaled $67.5 million over the last twelve months, resulting in lower interest expense of $1.3 million, or 8.7%, in the quarter and $6.2 million, or 9.9%, in the past twelve months.

"Adjusted EBITDA(2) over the last twelve months totaled $141.7 million. For the quarter, Adjusted EBITDA totaled $40.4 million compared to $43.3 million in the same quarter of the prior year. As of December 24, 2017, the principal amount of debt was $532.0 million," Mayo said.

Leverage net of cash was 3.66 times Adjusted EBITDA compared to 3.90 times Adjusted EBITDA one year ago, he added.

FIRST QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended December 24, 2017 totaled $143.8 million, a decrease of 6.6% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended December 24, 2017 decreased 8.9%.

Advertising and marketing services revenue combined decreased 9.0% to $84.7 million. Digital advertising and marketing services revenue increased 2.8% to $23.6 million and increased 1.9% on a same property basis. Digital retail advertising, which represents 62% of total digital advertising, grew 5.7% in the quarter. Digital advertising in the quarter represented 27.9% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $27.3 million for the quarter, up 3.2% compared with a year ago and up 2.3% on a same property basis. Mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted monthly average visits of 72.5 million for the 13 weeks ended December 24, 2017, an increase of 6.1% over the prior year.

Subscription revenue decreased 1.3% in the current year quarter and decreased 3.2% on a same property basis due to lower paid circulation units. Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.8 million in the 13 weeks ended December 24, 2017. Sunday circulation totaled 1.2 million. Price increases and additional revenue from premium content partially offset revenue lost from lower print circulation volumes.

Other revenue, which consists of digital services, commercial printing, revenue from delivery of third party products and the sale of books, decreased 10.0% in the current year quarter. The decrease was due to volume declines in commercial printing, third party delivery and the sale of books and was partially offset by an increase in revenue at TownNews.com. Excluding intercompany revenue, revenue at TownNews.com, the majority of which is included in Other revenue, increased to $3.4 million, or 12.7% in the quarter. On a standalone basis, revenue at TownNews.com totaled $16.7 million for the last twelve months.

Operating expenses for the 13 weeks ended December 24, 2017 decreased 7.7%. Cash costs, excluding workforce adjustments and other, decreased 6.6% compared to the prior year quarter and decreased 8.9% on a same property basis. Compensation decreased 9.8% on a same property basis, primarily as a result of a reduction in staffing levels and lower self-insured medical costs. Newsprint and ink expense decreased 15.5% on a same property basis due to lower volumes from unit declines and using lower basis weight newsprint to increase the number of copies printed per ton of newsprint. Other operating expenses decreased 7.1% on a same property basis, primarily driven by lower delivery and other print-related costs and offset in part by higher costs associated with growing digital revenue.

Workforce adjustment and other costs totaled $0.5 million and $0.1 million in the 2017 quarter and 2016 quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, and workforce adjustments and other, operating income totaled $30.5 million in the current year quarter, compared with $31.4 million a year ago.

In the 13 weeks ended December 24, 2017, interest expense decreased 8.7%, or $1.3 million, due to lower debt balances. The company recognized non-operating expense of $0.4 million in the current year quarter compared to non-operating income of $3.1 million in the same quarter of the prior year due to a change in fair value of stock warrants. Lee recognized $1.1 million of debt refinancing and administrative costs in the current quarter and $1.0 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $35.0 million, compared with income of $12.2 million a year ago. Adjusted EBITDA for the quarter was $40.4 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

On December 22, 2017, comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”) was signed into law. Among other provisions, the 2017 Tax Act reduces the federal statutory corporate income tax rate from 35% to 21%. The reduction of the corporate tax rate will cause us to adjust our deferred tax assets and liabilities to the lower federal base rate of 21%. The transitional impact from revaluing our deferred tax assets and liabilities resulted in a provisional net decrease in income tax expense of $24,872,000 in the 13 weeks ended December 24, 2017.

The following table summarizes the estimated impact from the 2017 Tax Act as well as the warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share.

Per share amounts may not add due to rounding.

			13 Weeks Ended
	December 24 2017		December 25 2016
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	35,003	0.63	12,173	0.22
Adjustments (tax affected):
Warrants fair value adjustment	431		(3,095)
Income tax adjustment related to the 2017 Tax Act	(24,872)		—
	(24,441)	(0.44)	(3,095)	(0.06)
Income attributable to Lee Enterprises, Incorporated, as adjusted	10,562	0.19	9,078	0.16
DEBT AND FREE CASH FLOW

Debt was reduced $16.4 million in the quarter and $67.5 million during the last twelve months. As of December 24, 2017, the principal amount of debt was $532.0 million. The principal amount of our debt, net of cash, is 3.66 times our adjusted EBITDA for the past 12 months ended December 24, 2017.

We continue to evaluate all opportunities to reduce interest expense and to improve our balance sheet, including refinancing all or a portion of our debt.

At December 24, 2017, including $13.8 million in cash and availability under our revolving facility(3), liquidity totaled $47.7 million compared to $30.6 million of required debt principal payments over the next twelve months. Our revolving facility expires December 28, 2018.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-329-8895 and entering a conference passcode of 139671 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 50 markets in 22 states. Year to date, Lee's newspapers have average circulation of 0.8 million daily and 1.2 million Sunday, and estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	Our ability to manage declining print revenue;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Changes in technology that impact our ability to deliver digital advertising;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings, including new tax legislation;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	December 24 2017	December 25 2016	Percent Change

Advertising and marketing services	84,661	93,035	(9.0)
Subscription	48,269	48,888	(1.3)
Other	10,856	12,066	(10.0)
Total operating revenue	143,786	153,989	(6.6)
Operating expenses:
Compensation	50,911	55,056	(7.5)
Newsprint and ink	5,838	6,893	(15.3)
Other operating expenses	50,357	52,777	(4.6)
Cash costs excluding workforce adjustments and other	107,106	114,726	(6.6)
Workforce adjustments and other	468	65	NM
Cash costs	107,574	114,791	(6.3)
	36,212	39,198	(7.6)
Depreciation	3,757	4,071	(7.7)
Amortization	4,296	6,309	(31.9)
Loss on sales of assets and other, net	2	68	(97.1)
Equity in earnings of associated companies	2,383	2,689	(11.4)
Operating income	30,540	31,439	(2.9)
Non-operating income (expense):
Interest expense	(13,650)	(14,952)	(8.7)
Debt financing and administrative costs	(1,096)	(951)	15.2
Other, net	(157)	3,170	NM
	(14,903)	(12,733)	17.0
Income before income taxes	15,637	18,706	(16.4)
Income tax expense (benefit)	(19,690)	6,266	NM
Net income	35,327	12,440	NM
Net income attributable to non-controlling interests	(324)	(267)	21.3
Income attributable to Lee Enterprises, Incorporated	35,003	12,173	NM

Earnings per common share:
Basic	0.64	0.23	NM
Diluted	0.63	0.22	NM

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 24 2017	December 25 2016	December 24 2017

Net Income	35,327	12,440	51,492
Adjusted to exclude
Income tax expense	(19,690)	6,266	(14,345)
Non-operating expenses (income), net	14,903	12,733	54,501
Equity in earnings of TNI and MNI	(2,383)	(2,689)	(7,303)
Gain on sale of assets and other, net	2	68	(3,733)
Impairment of intangible and other assets	—	—	2,517
Depreciation and amortization	8,053	10,380	38,955
Workforce adjustments and other	468	65	7,926
Stock compensation	519	524	2,083
Add:
Ownership share of TNI and MNI EBITDA (50%)	3,159	3,476	9,610
Adjusted EBITDA	40,358	43,263	141,703

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 24 2017	September 24 2017
Cash	13,846	10,621
Debt (Principal Amount):
1st Lien Term Loan	33,895	45,145
Notes	385,000	385,000
2nd Lien Term Loan	113,058	118,240
	531,953	548,385

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 24 2017	December 25 2016

Capital expenditures (Thousands of Dollars)	1,103	1,090
Average common shares - basic (Thousands of Shares)	54,329	53,528
Average common shares - diluted (Thousands of Shares)	55,812	55,401
Shares outstanding at end of period (Thousands of Shares)	57,069	56,574

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment and other costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation and the impact of the 2017 Tax Act.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual and infrequent transactions are excluded. Cash Costs are also presented excluding workforce adjustments and other.

•
We also present revenue and certain operating expense trends on a Same Property basis which excludes the operating results of a weekly publication purchased in 2017 and the purchase of the Dispatch-Argus on June 30, 2017. Same Property results are useful to investors in understanding the revenue and operating expense trends excluding the impact of changes due to operations no longer owned by the Company.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.